Exhibit 15.1

AWARENESS LETTER FROM GRANT THORNTON LLP

McGrath RentCorp

5700 Las Positas Road

Livermore, California 94551

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of McGrath RentCorp for the periods ended June 30, 2022 and 2021, as indicated in our report dated July 28, 2022; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, is incorporated by reference in Registration Statements on Form S-8 (File No. 333-74089, File No. 333-151815, File No. 333-161128, and File No. 333-183231).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ GRANT THORNTON LLP

San Francisco, California

July 28, 2022